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                                                                   EXHIBIT 99.E
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                AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER
                -----------------------------------------------

     This Amendment No. 2 to Agreement and Plan of Merger (this "Amendment No. 2") is made and entered into as of April 16, 1998, by and among Primus Telecommunications Group, Incorporated, a Delaware corporation (the "Purchaser"), Taurus Acquisition Corporation, a Florida corporation and wholly-owned subsidiary of the Purchaser (the "Purchaser Subsidiary"), and TresCom International, Inc., a Florida corporation (the "Target"). The Purchaser, the Purchaser Subsidiary and the Target are referred to collectively herein as the "Parties."

                              W I T N E S S E T H:
                              - - - - - - - - - -

     WHEREAS, the Purchaser, the Purchaser Subsidiary and the Target previously entered into an Agreement and Plan of Merger dated as of February 3, 1998 (the "Original Agreement") and an Amendment No. 1 to Agreement and Plan of Merger dated as of April 8, 1998 (the "Amendment No. 1", and together with the Original Agreement, the "Amended Agreement");

     WHEREAS, concurrently with this Amendment No. 2, and as a condition hereto, the Parties, Mr. K. Paul Singh, and the Stockholder are entering into an amendment to the Stockholder Agreement; and

     WHEREAS, it is now the intention of the Parties to amend the Amended Agreement as set forth below;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

     1. The definition of "Purchaser-owned Share" contained in Section 1 of the Original Agreement is hereby amended and restated in its entirety as follows:

     "'Purchaser-owned Share' means any Target Share that is beneficially owned
       ---------------------
by any Purchaser Company, except for any Target Shares beneficially owned by any Purchaser Company due to any provisions contained in (i) the Stockholder Agreement, dated as of February 3, 1998, and as subsequently amended as of April 16, 1998, by and among Stockholder, Purchaser, Purchaser Subsidiary, K. Paul Singh and Target; and (ii) the Voting Agreements, dated as of February 3, 1998, and as subsequently amended as of April 16, 1998, by and between Messrs. Wesley
T. O'Brien and Rudolph McGlashan, on the one hand, and Purchaser, on the other hand."

     2. Section 2(d)(v) of the Amended Agreement is hereby amended and restated in its entirety as follows:

          "(v)  Conversion of Target Shares.  At and as of the Effective Time,
                ---------------------------
     (A) each issued and outstanding Target Share (other than any Purchaser-owned Shares) shall be converted into the right to receive the Per Share Merger Consideration, and all such Target Shares shall no longer be outstanding, shall be canceled and retired, shall cease to exist, and each holder of a certificate representing any such Target Shares shall thereafter cease to have any rights with respect to such Target Shares, except the right to receive the Per Share Merger Consideration for such Target Shares upon the surrender of such certificate in accordance with
     (S)2(e) below, and (B) each Purchaser-owned Share and each Target Share held in the treasury of the Target or by any Subsidiary of the Target shall be canceled without payment therefor; provided, however, that the Per Share
                                           -----------------
     Merger Consideration shall be subject to proportionate adjustment in the event of any stock split, stock dividend or reverse stock split. No Target Share shall be deemed to be outstanding or to have any rights other than those set forth above in this (S)2(d)(v) after the Effective Time. As used herein, the term "Per Share Merger Consideration" shall mean that number of
                       ------------------------------
     Purchaser Shares determined by applying to each Target Share an
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     exchange ratio (the "Exchange Ratio") determined as follows:  the Exchange
                          --------------
     Ratio shall be the quotient of $12.00 divided by the Weighted Average Sales Price of a Purchaser Share as of the Closing Date. Notwithstanding anything in this (S)2(d)(v), no fractional Purchaser Shares shall be issued to holders of Target Shares. In lieu thereof, each holder of shares of Target Shares who would otherwise have been entitled to receive a fraction of a Purchaser Share (after taking into account all certificates delivered by such holder at any one time) shall receive an amount in cash equal to such fraction of a Purchaser Share, multiplied by the Weighted Average Sales Price of a Purchaser Share as of the Closing Date. "Weighted Average
                                                                ----------------
     Sales Price of a Purchaser Share" means the volume-weighted average sales
     --------------------------------
     price per Purchaser Share as reported by Bloomberg Information Systems, Inc. during a period consisting of the third Nasdaq trading day prior to the date as of which the Weighted Average Sales Price of a Purchaser Share is being determined and the nineteen (19) consecutive trading days prior to such day (the "Valuation Period")."
                    ----------------

     3. Section 3(h) of the Amended Agreement is hereby amended and restated in its entirety as follows:

          "(h)  Compliance.  Except as set forth in (S)3(h) of the Target
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     Disclosure Letter, the Target and its Subsidiaries are in compliance with all applicable foreign, federal, state and local laws, rules and regulations except where the failure to be in compliance could not reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Target and its Subsidiaries taken as a whole."

     4. Section 3(l) of the Amended Agreement is hereby amended and restated in its entirety as follows:

          "(l)  Fairness Opinion.  (i)  The Robinson-Humphrey Company, LLC has
                ----------------
     delivered to the Target Board the Target Fairness Opinion, and a true and complete copy thereof has been furnished to the Purchaser. (ii) The Robinson-Humphrey Company, LLC has not withdrawn the Target Fairness Opinion."

     5. Section 3(n) of the Amended Agreement is hereby amended and restated in its entirety as follows:

          "(n)  Florida Business Corporation Law.  For purposes of Section
                --------------------------------
     607.0902 of the Florida Business Corporation Law, the execution and delivery of the Stockholder Agreement, and the purchase of Target Shares or other securities issued by the Target by Purchaser Companies, including pursuant to the Stockholder Agreement and the voting agreements referred to in the preambles of this Agreement, will not constitute a "control share acquisition" as defined in Section 607.0902(2) of the Florida Business Corporation Law."

     6. Section 4(j) of the Amended Agreement is hereby amended and restated in its entirety as follows:

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          "(j)  Fairness Opinion.  (i)  BT Alex. Brown Incorporated has
                ----------------
     delivered to the Purchaser Board the Purchaser Fairness Opinion, and a true and complete copy thereof has been furnished to the Target. (ii) BT Alex. Brown Incorporated has not withdrawn the Purchaser Fairness Opinion."

     7. Section 4(l) of the Amended Agreement is hereby amended and restated in its entirety as follows:

          "(l)  Compliance.  The Purchaser and its Subsidiaries are in
                ----------
     compliance with all applicable foreign, federal, state and local laws, rules and regulations except where the failure to be in compliance could not reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Purchaser and its Subsidiaries taken as a whole."

     8. Section 5(d)(iv) of the Amended Agreement is hereby amended and restated in its entirety as follows:

          "(iv) after April 16, 1998 and prior to May 31, 1998, without first having consulted with the Purchaser, none of the Target or its Subsidiaries will enter into any legally binding written commitment or obligation with respect to, or incur any indebtedness for borrowed money with respect to,
     (1) any capitalized lease, (2) any capital expenditure, including equipment purchases, (3) any fees, costs or expenses relating to the transactions contemplated hereby, (4) any acquisition earn-out payments or (5) any compensation (including, without limitation, "stay-bonus" or similar arrangements or fees) to employees, stockholders or consultants (or any Affiliates thereof) of the Target as a result of the consummation of the Merger which, individually or, when taken together with related incurrences, commitments or obligations, exceeds $250,000; it being understood that if the Effective Time shall not have occurred on or prior to May 31, 1998, and the Agreement has not otherwise terminated in accordance with its terms, the Parties agree to negotiate in good faith with each other an appropriate extension of this covenant to relate to periods after May 31, 1998;".

     9. Section 6(a)(iii) of the Amended Agreement is hereby amended and restated in its entirety as follows:

          "(iii) the representations and warrants set forth in (S)3 above shall be true and correct in all material respects at and as of the Closing Date, except for (A) changes contemplated by this Agreement, (B) those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date), and (C) those representations and warranties set forth in
     (S)(S)3(g)(ii)(A), 3(j) and 3(l)(ii) which shall have been true and correct as of February 3, 1998;".

    10. Sections 6(a)(ix) of the Amended Agreement is hereby deleted in its entirety.

     11. Section 6(b)(iii) of the Amended Agreement is hereby amended and restated in its entirety as follows:

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     "(iii)  the representations and warranties set forth in (S)4 above shall be true and correct in all material respects at and as of the Closing Date, except for (A) changes contemplated by this Agreement, (B) those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date), and (C) those representations and warranties set forth in (S)(S)4(g), 4(i) and 4(j)(ii) which shall have been true and correct as of February 3, 1998;".

     12. The last paragraph of Section 6(a) of the Amended Agreement is hereby amended and restated in its entirety as follows:

          "Subject to the provisions of applicable law, the Purchaser and Purchaser Subsidiary may waive, in whole or in part, any condition specified in this (S)6(a) if they execute a writing so stating at or prior to the Closing."

     13. Section 7(a)(vi) of the Amended Agreement, and the definition of "Additional Consideration" set forth in Section 1 of the Amended Agreement, are hereby deleted in their entirety.

     14. All capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Amended Agreement.

     15. In the case of any inconsistency or conflict between the provisions of this Amendment No. 2 and the provisions of the Amended Agreement, the provisions of this Amendment No. 2 shall govern.

     16. Except as expressly provided for in this Amendment No. 2, all terms, conditions and obligations contained in the Amended Agreement are hereby confirmed and shall remain unchanged and in full force and effect.

     17. Where provisions of the Amended Agreement are deleted in their entirety, without amendment, restatement or replacement as a result of this Amendment No. 2, the words "Intentionally Omitted" shall be inserted in their place.

     18. Purchaser and Purchaser Subsidiary hereby confirm to Target, and Target hereby confirms to Purchaser and Purchaser Subsidiary, that each of them is not aware of any conditions to Closing contained in the Amended Agreement that it believes will not be satisfied on the Closing Date.

     19. THIS AMENDMENT NO. 2 SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA, WITHOUT REGARD TO SUCH STATE'S CONFLICT OF LAWS RULES.

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     IN WITNESS WHEREOF, the Parties hereto have executed this Amendment No. 2 as of the date first above written.

                              PRIMUS TELECOMMUNICATIONS
                              GROUP, INCORPORATED



                              By: /s/ K. Paul Singh
                                  -----------------------------
                              Name:   K. Paul Singh
                              Title:  Chairman, President and Chief
                                      Executive Officer



                              TAURUS ACQUISITION CORPORATION



                              By: /s/ K. Paul Singh
                                  ------------------------------
                              Name:   K. Paul Singh
                              Title:  President



                              TRESCOM INTERNATIONAL, INC.



                              By: /s/ Wesley T. O'Brien
                                  -------------------------------
                              Name:  Wesley T. O'Brien
                              Title: President and Chief Executive Officer

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